CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Union Street Trust II of our report dated October 12, 2026, relating to the financial statements and financial highlights of Fidelity Municipal Money Market Fund, which appears in Fidelity Union Street Trust II's Certified Shareholder Report on Form N-CSR for the year ended August 31, 2026. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 22, 2026